Exhibit 99.1

JOHN PLEASANTS NAMED PRESIDENT, GLOBAL PUBLISHING AND CHIEF OPERATING

OFFICER OF ELECTRONIC ARTS

Leader in Consumer Marketing and Online to Join EA Executive Team

REDWOOD CITY, Calif., March 16, 2008 – Electronic Arts Inc. (“EA”) (NASDAQ: ERTS) today announced the appointment of John Pleasants as President, Global Publishing and Chief Operating Officer of EA. In this role, Pleasants will lead EA’s Global Publishing Organization, Corporate Communications and Government Affairs, as well as the Online, Central Development and Technology teams. Pleasants begins immediately and reports to EA Chief Executive Officer John Riccitiello.

Riccitiello commented, “John’s experience as a business operator, his knowledge of online consumer relationships and his ability to lead large global teams will be a big asset to EA. He will be a close partner to me and to the executives that lead our four Labels.”

“This is a phenomenal opportunity and there’s no better time to be joining EA,” said John Pleasants. “John Riccitiello and the team at EA have laid out the right plan to take EA forward by building innovative products, expanding digital revenues, and extending its strengths in global publishing. I’m excited about the challenge of leading these initiatives and working with this talented team.”

Throughout his career, Pleasants has established himself as a leader in consumer marketing, online, and technology. His previous experience includes positions as President and Chief Executive Officer of Revolution Health Group, President and Chief Executive Officer of Ticketmaster, and key consumer marketing roles with Frito-Lay. He also has a long track record as an investor in, and serving as an advisor to, various privately-held companies.

For additional information, please contact:

Holly Rockwood	Tricia Gugler
Director of Communications	Director of Investor Relations
650-628-7323	650-628-7327

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™). In fiscal 2007, EA posted revenue of $3.09 billion and had 24 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS BIG and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries.